Exhibit 99.2

The First Takes Stock

A Special Newsletter to Our Stockholders                        January 26, 2004

                       A MESSAGE FROM OUR PRESIDENT & CEO
                               MICHAEL N. VITTORIO

      As we enter our 78th year in serving our community, it is my pleasure to report to you on some of our year 2003 activities. Although there have been many changes and advancements, one thing has remained consistent since our inception: attention to detail and commitment to personal service. Our strategy is to continue to focus on small businesses, professionals and service conscious consumers. We believe the larger banks cannot personalize their approach to these particular segments and we continue to see ourselves as "The Big Bank Alternative."

      Some of the above referenced changes included the following: opening three Commercial Banking Offices in Manhattan; offering mutual funds, annuities and life insurance through a strategic partner; dramatically increasing our consumer loan portfolio; and successfully adding "Free Checking" to our family of personal checking products. With a strong history, financial strength and exceptional personal service, the Bank continues to have a diverse line of products and services to offer its customers.

                                    EARNINGS

      Our present interest rate environment remains low. This has created new challenges and increased margin pressure for our institution and the industry in general. Despite these circumstances, earnings per share were $2.72 in 2003 as compared to $2.73 in 2002. The Corporation's consolidated net income was $11,365,000 for 2003 and consolidated total assets were $914,264,000 at year-end.

                           CASH DIVIDEND INCREASED 11%

      For the 25th consecutive year, the Corporation increased its cash dividend. This semi-annual dividend is 36 cents per share, which is 6% greater than the dividend declared in June. Total dividends declared in 2003 amounted to 70 cents per share, an increase of 11% over the 63 cents declared in 2002. The latest dividend is payable to shareholders of record January 2, 2004. We are pleased to enclose the semi-annual dividend for our shareholders who hold their stock in certificate form.

      If you have any questions regarding the cash dividend or any stock related matter, please direct your inquiries to Wayne Drake, extension 553.

                               FINANCIAL STRENGTH

[LOGO]
A BEACON OF STRENGTH IN ALL ECONOMIC CLIMATES

      We are gratified to be considered one of the strongest banks in the country. Weiss Ratings, the nation's leading independent provider of ratings and analyses of financial services companies, continues to rank The First of Long Island "Excellent" among an elite group of the top tier banks and thrifts nationwide.

      ". . . this rating means that this institution (The First of Long Island)
offers excellent financial security. . . . we believe that this institution has the resources necessary to deal with severe economic conditions. If you are considering opening a new account or establishing a line of credit, we believe you can safely include The First National Bank of Long Island . . . Since financial risk is minimal, you can make your decision based upon a comparison of the specific costs and benefits of the account."

                                                              Weiss Ratings Inc.
                                                          Consumer Safety Update
                                                                October 22, 2003


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      Furthermore, for the 17th consecutive year Sheshunoff(R) has ranked the
Bank among the Highest Rated Banks and Savings & Loans of America based on capital adequacy, asset quality, earnings and liquidity.

                            CONSUMER LENDING PROGRAMS

      The First of Long Island enjoyed significant growth in its consumer lending programs. Our Residential Mortgage portfolio increased by 53% closing the year at $140.5 million. Similarly, our Home Equity portfolio increased by 11.5% ending the year at $36.2 million in total outstandings. These increases can be attributed to the low interest rate environment, a strong housing market on Long Island and an aggressive residential mortgage campaign mounted during the 2nd half of 2003.

                                  FREE CHECKING

      In March 2003, the Bank launched a Free Checking Campaign which had a positive influence on the growth of our consumer checking account base. For the year, the number of consumer checking accounts increased by 11%. Average consumer checking balances were up $8.1 million or 16.5%. Free Checking will continue to be offered in 2004 and we look forward to the future success of all our checking and savings products.

                                   STOCKWATCH

$45.27 Per Share
Source: NASDAQ
(Latest Trade as of 1/13/04)


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